Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated July 30, 2024 (May 8, 2025, as to the effects of the adoption of ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, described in Note 2), relating to the financial statements of Celularity, Inc. appearing in the Annual Report on Form 10-K of Celularity Inc., for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Morristown, New Jersey
November 7, 2025